Filed pursuant to Rule 424(b)(3)

Registration No. 333-117077

PROSPECTUS

$125,000,000

MATRIX SERVICE COMPANY

Common Stock

Preferred Stock

Debt Securities

Warrants

Units consisting of two or more of the foregoing securities

We may offer up to $125,000,000 of our common stock, preferred stock, debt securities or warrants from time to time. We may also offer from time to time units consisting of two or more of such securities.

Each time we sell securities, we will provide you with the specific terms of the securities being offered in one or more prospectus supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” On June 9, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $4.01 per share.

The securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. We reserve the sole right to accept, and together with our dealers or agents from time to time, to reject in whole or in part any proposed purchase of the securities to be made directly or through dealers or agents. See “Plan of Distribution” beginning on page 41 of this prospectus. If any agents, underwriters or dealers are involved in the sale of any securities, we will disclose their names and any applicable fees, commissions or discounts in a prospectus supplement. Each prospectus supplement will provide the terms of the plan of distribution relating to the securities covered by that prospectus supplement.

We will not use this prospectus to offer or sell any securities unless it is accompanied by a prospectus supplement.

Investing in the securities involves risks. See “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2005

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $125,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities we are offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Matrix Service Company”, “Matrix”, “we”, “us”, “our”, or similar references mean Matrix Service Company and its subsidiaries on a consolidated basis.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Any or all of our forward-looking statements in this prospectus and the documents incorporated by reference herein, and in any other public statements we make, may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include those described under “Risk Factors,” elsewhere in this prospectus as well as those contained in documents incorporated by reference into this prospectus:

We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

OUR COMPANY

We provide construction services and repair and maintenance services primarily for facilities used in the downstream petroleum industry, such as petroleum refineries and petroleum and natural gas products storage, terminals and pipelines, and for facilities used in the power industry for the generation (by fossil, hydro, and nuclear) and transmission of power. Our construction services segment provides turnkey and specialty construction services, including civil, structural, mechanical piping, electrical, instrumentation, millwrighting, steel fabrication and erection, specialized heavy hauling and rigging, boiler work and fabrication and construction of aboveground storage tanks. Our repair and maintenance services segment provides routine, preventative and emergency maintenance and repair services, including services related to plant turnarounds, power outages, industrial cleaning and aboveground storage tank maintenance and repair. We believe that we excel as a full-service contractor, providing our clients with superior service through qualified professionals, technical expertise, skilled craftsmen and excellent project management.

We are a Delaware corporation. Our principal offices are located at 10701 E. Ute St., Tulsa, Oklahoma 74116-1517. Our telephone number is (918) 838-8822. Our internet website address is http://www.matrixservice.com. Information on our website is not a part of this prospectus.

RISK FACTORS

Before making any decision to invest in our securities, you should carefully consider the following factors in addition to the other information contained in this prospectus, including information incorporated by reference in this prospectus. If any of the following risks actually occur, it could have a material adverse effect upon our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also occur and cause a material adverse effect upon our business, financial condition and results of operations. As a result, the trading price or value of our securities could decline, and you could lose part or all of your investment.

Risks Relating To Our Business

Adverse events have negatively affected our liquidity position.

Our liquidity consists primarily of cash from operations and advances under our revolving credit facility. We cannot assure you that we will have sufficient cash from operations or the credit capacity to meet all of our cash needs if we continue to encounter significant working capital requirements, including the requirement to carry our costs included in uncollected accounts receivable, contract dispute receivables, claims for increased costs caused by others, unapproved change orders and costs incurred in excess of contract billings.

Insufficient cash from operations and insufficient earnings from operations have in the past and could in the future result in our failure to comply with the terms of our credit agreement. Primarily as a result of cost overruns on certain projects, lower than expected revenues in our construction services segment and lower cash from operations resulting from non-payment of contract dispute receivables, and claims against customers, we were not in compliance with certain of the financial covenants contained in our credit agreement as of May 31, 2004, August 31, 2004 and February 28, 2005. We obtained, at substantial cost, waivers from our lenders with respect to our non-compliance with specified covenants as of those dates.

On April 22, 2005, we completed a private placement of $30.0 million of 7.0% convertible notes due 2010. The proceeds to us, which were net of fees and prepaid interest for two years, were approximately $24.6 million. We used $20.0 million of the net proceeds to repay Term Note B under our credit facility, which included an escalating interest rate and was bearing interest of 18% at the time of its repayment on April 25, 2005. The remaining net proceeds were used to provide additional liquidity for working capital needs.

As of May 13, 2005, our credit facility consists of a $35 million revolver, a $22.4 million term loan and a $10 million revolving loan B.

Availability under the revolver is limited to the lesser of $35 million or 80% of the borrowing base, which is based on eligible accounts receivables. At February 28, 2005, $11.0 million was outstanding under the revolver and $9.3 million of the revolver was utilized by outstanding letters of credit, which mature in 2005 and 2006. At that date, remaining availability under the revolver was $14.7 million and as of May 13, 2005, availability under our revolver was $5.6 million. As of May 13, 2005, we are paying a weighted average interest rate of 8.25% on the revolver.

Under our term loan, principal payments of $1.2 million are due on the last day of each fiscal quarter, with the remaining principal due on March 31, 2008, the date on which the term loan matures. As of May 13, 2005, we are paying a weighted average interest rate of 8.25% on the term loan.

The $10 million revolving loan B commitment was established in amendment nine to our credit agreement on April 22, 2005. The revolving loan B commitment bears cash interest at prime, expires on October 31, 2005 and is secured by various contract dispute receivables. Availability under the commitment is limited to $10 million less an amount equal to the value of all of our outstanding checks. The revolving loan B commitment will be further reduced by an amount equal to any funds collected with respect to “large disputed accounts,” and the net proceeds from the sale of any of our equity securities or any of our assets. The revolving loan B commitment may also be reduced by our lenders in their sole discretion. We have not borrowed under revolving loan B and as of May 13, 2005, availability under revolving loan B is $4.9 million.

Our credit agreement requires us to make mandatory prepayments in certain circumstances including upon the sale of assets in excess of $250,000, the sale of stock or the issuance of subordinated indebtedness, or in the event that we generate excess cash, incur a borrowing base deficiency or collect contract dispute receivables.

Amendment nine to our credit agreement eliminates certain financial covenants and includes new financial covenants. Under amendment nine, we are required to maintain minimum levels of “consolidated EBITDA” for various monthly test periods through March 31, 2006 as of designated monthly test dates. Consolidated EBITDA is defined to include “consolidated net income,” plus, to the extent deducted in determining consolidated net income, (i) “consolidated interest expense,” (ii) expense for taxes paid or accrued, (iii) depreciation, amortization, other non-cash charges, (iv) losses on sale of fixed assets, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in consolidated net income, (i) gains on sales of fixed assets, (ii) extraordinary gains realized other than in the ordinary course of business, and (iii) income tax benefits. The minimum level of consolidated EBITDA for each monthly test period is as follows:

TEST PERIODS	MINIMUM EBITDA	TEST DATE
March 1, 2005 through April 30, 2005	$1,200,000.00	May 31, 2005
March 1, 2005 through May 31, 2005	$3,152,930.00	June 30, 2005
June 1, 2005 through June 30, 2005	$911,193.00	July 31, 2005
June 1, 2005 through July 31, 2005	$1,822,386.00	August 31, 2005
June 1, 2005 through August 31, 2005	$3,644,771.00	September 30, 2005
June 1, 2005 through September 30, 2005	$4,639,881.00	October 31, 2005
June 1, 2005 through October 31, 2005	$5,634,991.00	November 30, 2005
June 1, 2005 through November 30, 2005	$7,625,210.00	December 31, 2005
June 1, 2005 through December 31, 2005	$8,688,507.00	January 31, 2006
June 1, 2005 through January 31, 2006	$9,751,804.00	February 28, 2006
June 1, 2005 through February 28, 2006	$11,878,399.00	March 31, 2006

For purposes of determining compliance with this covenant, consolidated EBITDA will be increased by an amount equal to all non-recurring extraordinary professional fees and restructuring charges incurred by us during the applicable test period to the extent they were deducted from consolidated net income; provided that no such fees and charges incurred after November 30, 2005 may be included and the maximum aggregate amount of such fees and charges paid in cash as to all test periods that may be so included may not exceed $5 million. In addition for purposes of determining compliance with this covenant solely for the test period beginning March 1, 2005 and ending May 31, 2005, consolidated EBITDA will be increased by the lesser of (i) $1.2 million, or (ii)(a) 28% times (b) the gross proceeds of the convertible notes, minus all prepaid interest thereon, fees paid by us in connection with the closing of the convertible notes, and $20 million.

Amendment nine also requires us to maintain a minimum fixed charge coverage ratio of consolidated EBITDA minus cash dividends and distributions and cash taxes paid during the period to scheduled current maturities of long-term debt, plus “consolidated interest expense,” current maturities on capitalized leases and capital expenditures. The fixed charge coverage ratio increases from 1.00 for the fiscal quarter ending May 31, 2005 to 1.15 for the fiscal quarter ending August 31, 2005, 1.25 for the fiscal quarter ending November 30, 2005 and 1.33 for the fiscal quarter ending February 28, 2006.

Although our credit agreement provides us with sufficient liquidity in the short term, the revolving loan B expires on October 31, 2005 and the $35 million revolver expires on March 31, 2006. While we are currently working to obtain a new credit facility, we cannot assure you that our efforts will be successful. In addition, the failure to comply with the terms of our credit agreement has required us to incur significant fees to our lenders to obtain waivers and amendments and caused us to seek alternative financing. Without acceptable waivers or amendments from our lenders with respect to any future covenant violations or alternative financing on terms acceptable to us, our lenders would have the right, among others, to declare all amounts outstanding under the credit agreement to be immediately due and payable and foreclose upon and sell substantially all of our assets to repay such amounts.

Our sureties recently terminated our performance and bonding line. If we are unable to provide performance bonds for our projects, we may have less success in obtaining new work. Insufficient liquidity could have other important consequences to us. For example, we could:

•	have reduced operating flexibility, such as in the levels of workforce we can maintain or by being required to use subcontractors to perform work that could otherwise be performed by us;

•	be required to divert a substantial portion of our cash flow away from operations to the repayment of debt and the interest associated with that debt, particularly in the event of significant increases in interest rates as a substantial amount of our debt is at floating rates;

•	be required to delay bidding for or accepting new projects;

•	lose the services of skilled craftsmen and other experienced professionals if we are unable to retain them on our payroll during periods of idle time;

•	be restricted in our ability to bid for new work that would require significant up-front expenditures for mobilization, equipment and raw materials; and

•	experience difficulty in financing future acquisitions and/or continuing operations.

In addition, insufficient liquidity has recently and could in the future require us to negotiate extended payment terms with our vendors. To date, this has not materially affected our relationships with key vendors. However, if we are required to negotiate extended payment terms, we cannot assure you that we will not experience difficulty in ordering and obtaining equipment and raw materials from our vendors.

All or any of these consequences could place us at a disadvantage as compared with competitors with greater liquidity. This could have a negative impact upon our financial condition and results of operations.

The interest rate on our existing indebtedness will increase if we are unable to refinance our revolving credit facility. We may be unable to refinance or repay our credit facility prior to or upon its maturity.

Pursuant to amendment nine to our credit agreement, all borrowings under our credit facility, other than revolving loan B, currently accrue interest at a base rate plus an “applicable margin” and an “additional accrued margin.” The additional accrued margin was 1.00% for the period April 22, 2005 through April 30, 2005, increased to 1.50% for the period May 1, 2005 through May 31, 2005 and will increase 0.50% on the first day of each month until capped at 5.00% beginning December 1, 2005. Interest at the prime rate and the applicable margin is payable monthly in cash and interest at the additional accrued margin is accrued monthly and is payable in cash at the time of payment of the principal amount of the applicable loan. In addition, if we fail to refinance our credit facility prior to September 30, 2005, additional interest of 5.00% per annum will accrue and be added to the principal balance of our convertible notes beginning October 1, 2005 and until our credit facility is refinanced.

We may be unable to refinance our credit facility in the next few months or at all. If we are unable to refinance our credit facility in the next few months, we may find it increasingly difficult or impossible to refinance our increasing debt burden. Moreover, the failure to refinance our credit facility on or before March 31, 2006 would constitute an event of default under the convertibles notes, which would allow the convertible note investors to require us to redeem the convertible notes for an amount which may exceed the outstanding principal amount plus all accrued and unpaid interest thereon. If we are not able to refinance our credit facility on or before its expiration, we could become subject to bankruptcy proceedings, and you may lose all of your investment because the claims of our secured creditors on our assets would be prior to the claims of the purchasers of the securities offered hereby. Moreover, even if we are successful in refinancing our credit facility, any future senior indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

If we fail to comply with our obligations under a registration rights agreement among us and the holders of the convertible notes, we may be required to pay additional interest on the convertible notes. Our failure to comply with our obligations under the registration rights agreement may also constitute an event of default under the convertible notes.

In connection with the private placement of the convertible notes, on April 22, 2005, we entered into a registration rights agreement with the investors in the convertible notes. The registration rights agreement requires us to file a registration statement with respect to the resale of the shares of the our common stock issuable upon conversion of the convertible notes within 30 days after the closing date and to cause the registration statement to be declared effective by the Securities and Exchange Commission, or SEC, no later than the “effectiveness date,” which is defined as the earlier of (i) 120 days after the closing, and (ii) five trading days after we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments. The registration rights agreement also requires us to use our best efforts to keep the registration statement continuously effective until the earlier of (a) the date on which all of our common stock covered by such registration statement has been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or “Securities Act,” or (b) the fifth anniversary of the closing date. If we fail to satisfy our obligations under the registration rights agreement, we will owe the holders of the convertible notes as partial liquidated damages an amount in cash equal to 1% of the aggregate amount paid for the convertible notes for each such event, and thereafter on each monthly anniversary of each such event (if the applicable failure shall not have been cured by such date) until the applicable failure is cured, we will owe the note holders an amount in cash equal to an additional 1% of the aggregate amount paid for the convertible notes.

Moreover, the convertible notes provide that an event of default will occur if the registration statement is not declared effective within 30 days of the effectiveness date or if the registration statement does not remain available for use by the holders of convertible notes for in excess of an aggregate of 20 “trading days” (which need not be consecutive) in any 18-month period during the “effectiveness period.” The occurrence of an event of default would entitle the holders of the convertible notes to require us to redeem the convertible notes for an amount which may exceed the outstanding principal amount plus all accrued and unpaid interest thereon and would also constitute an event of default under the cross default provisions of our credit agreement.

Restructuring charges and increased professional fees associated with our restructuring program may reduce our operating results in future periods.

In March 2005, we began a restructuring program to reduce our cost structure and improve our operating results. This restructuring program could include reductions in workforce and changes to business plans including the consolidation and closure of certain facilities or business lines. We expect to incur restructuring charges of at least $2.1 million in the fourth quarter of fiscal 2005. We have engaged a financial consultant to assist senior management with all restructuring activities. As a result of these efforts, we also anticipate incurring $1.5 million in professional fees in the fourth quarter of fiscal 2005. We also expect these restructuring efforts to continue into the 2006 fiscal year.

Restructuring charges and higher professional fees may reduce our results of operations and our cash flow from operations over the next several quarters. In addition, any reductions in our workforce or closure of facilities or business lines could negatively affect our ability to pursue or obtain profitable new projects.

Our earnings for the third quarter of fiscal 2005 were negatively impacted by a preliminary impairment charge. Earnings for the future periods may be further affected by additional impairment charges.

Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. We perform an annual goodwill impairment review in the fourth quarter of every fiscal year. In addition, we perform a goodwill impairment review whenever events or changes in circumstances indicate the carrying value may not be recoverable, such as the liquidity issues and operating results we are currently experiencing.

As a result, we performed a goodwill impairment test as of February 28, 2005. The process of evaluating the impairment of goodwill is highly subjective and requires significant judgment. Fair value of the reporting units was determined based on the probability-adjusted present value of future cash flows. A preliminary impairment charge of $25.0 million was recorded for our Construction Services segment in the quarter ended February 28, 2005. The cash flow assumptions were based on the best available information, but this information is considered preliminary due to our current liquidity situation and restructuring efforts. The impairment evaluation will be completed in the fourth quarter of fiscal 2005. At that time, the preliminary impairment charge recorded in the third fiscal quarter may be adjusted upward. Moreover, at that time or on some future date, we may determine that an additional significant impairment has occurred in the value of our unamortized intangible assets, which could require us to write off an additional portion of our assets and could adversely affect our financial condition or results of operations.

We are and will continue to be involved in litigation, which will increase our costs and, if adversely determined, could have a material adverse effect on our financial condition and results of operations.

We are and are likely to continue to be named as a defendant in legal actions claiming damages from us in connection with the operation of our business. Most of the actions against us arise out of the normal course of our performing services on project sites, and include claims for workers’ compensation, personal injury and property damage. From time to time we are also named as a defendant in contract disputes with customers relating to the timeliness and quality of the performance of our services and of equipment, materials, design or other services provided by our subcontractors and third-party suppliers. We also are and are likely to continue to be a plaintiff in legal actions against customers seeking to recover payment of contractual amounts due to us as well as claims for increased costs incurred by us resulting from, among other things, services performed by us at the request of a customer that are in excess of original project scope that are later disputed by the customer and customer caused delays in our contract performance.

We maintain insurance against operating hazards in amounts that we believe are customary in our industry. However, our insurance has deductibles and exclusions of coverage so we cannot provide assurance that we are adequately insured against all the types of risks that are associated with the conduct of our business. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our financial condition and results of operations.

Litigation, regardless of its outcome, is expensive, typically diverts the efforts of our management away from operations for varying periods of time, and can disrupt or otherwise adversely impact our relationships with current or potential customers and suppliers. Payment and claim disputes with customers also cause us to incur increased interest costs resulting from drawing higher levels of debt under our revolving line of credit due to the failure to receive payment for disputed claims and accounts. For the nine months ended February 28, 2005, legal expenses and interest costs related to litigation with customers for payment of disputed claims and uncollected accounts totaled approximately $4.1 million, or $0.14 per fully diluted share. We expect to continue to incur legal costs and interest expense until the matters are resolved.

In February 2005, our board of directors authorized management to initiate an effort to accelerate the resolution and collection of the amounts owed to us on the disputed contracts, and to further limit the costs of litigation arising out of the various disputes. The action by the board was taken in connection with our current liquidity situation, restructuring plans and refinancing efforts. While we believe that allowing these disputes to be resolved through the normal course of arbitration or litigation would result in the recovery of amounts equal to or in excess of those previously recorded on the balance sheet, the board concluded that addressing the liquidity situation was of utmost importance. Therefore, in an effort to expedite the collection of these balances, the board authorized management to pursue resolution at amounts below those previously reflected on the balance sheet. As a result of this initiative, we recorded a reserve of $10.4 million in the third quarter of fiscal 2005. Although we believe that we are adequately reserved for the disputes, we will continue to assess the adequacy of our reserves as additional information becomes available and cannot assure you that further increases in our reserves will not be required.

The South Coast Air Management Quality District of California, or AQMD, filed a complaint against one of our customers seeking to recover from the customer in excess of $400 million in fines for alleged multiple violations of various environmental regulations at the customer’s refinery operations in California. We were neither a party to, nor named in, the complaint. However, counsel for the customer made a formal demand upon us to defend the complaint and to indemnify the customer for any damages it may suffer based upon the terms of a master services agreement that we entered into with the customer to provide certain services at the refinery. We formally rejected the customer’s demand and agreed with the customer to postpone any dispute between us until the dispute between the customer and the AQMD was resolved. We continue to provide services to the customer, including under new contracts entered into between us since the filing of the complaint by the AQMD. We have conducted no discovery other than to review our own records and the terms of the master services agreement.

In March 2005, the AQMD reached a settlement with our customer. The terms of the settlement have not been provided to us. Now that the dispute between the customer and the AQMD has been resolved, the customer may proceed with a claim against us. If a claim is made against us by the customer of the magnitude previously sought against the customer by the AQMD, we believe that the cost of defending against such a claim would be significant, and if the claim were to be adversely determined against us, it would have a material adverse effect upon our financial condition and results of operations.

Demand for our products and services is cyclical and is vulnerable to downturns in the industries and markets which we serve as well as conditions in the general economy.

The demand for our products and services depends significantly upon the existence of construction and repair and maintenance projects in the power and downstream petroleum industries in the United States and Canada. These projects may relate to power generation and transmission facilities, petroleum refineries and petroleum and natural gas products storage facilities, terminals and pipelines. Together, these industries accounted for approximately 99%, 98% and 97% of our total revenues for our fiscal years ended May 31, 2002, May 31, 2003 and May 31, 2004, respectively. Power industry related revenues accounted for approximately 55% of our total revenues in fiscal year 2004, as compared to approximately 24% in fiscal year 2003, primarily due to two large power projects performed during fiscal 2004 that were assumed in connection with our acquisition of the Hake Group, Inc. in March 2003. For the nine months ended February 28, 2005, power industry related revenues were 18% of our total revenues, primarily because these two power projects were completed in fiscal 2004.

These markets historically have been, and likely will continue to be, cyclical in nature and vulnerable to general downturns in the United States and Canadian economies, which could adversely affect the demand for our products and services. Occasionally, the timing of the demand for our products and services in certain of these markets, such as power generation facilities and petroleum refineries, can also be adversely affected during periods of strong economic growth as customers may postpone closing their facilities for maintenance, repair, turnaround or expansion projects while demand for their products remains high.

As a consequence of these and other factors, our results of operations have varied and are likely to continue to vary significantly depending on the demand for future projects from these industries.

Our results of operations depend upon the award of new contracts and the timing of those awards.

Our revenues are derived primarily from contracts awarded to us on a project-by-project basis. Generally, it is very difficult to predict whether and when we will be awarded a new contract since each potential contract typically involves a lengthy and complex bidding and selection process that may be affected by a number of factors, including changes in existing or assumed market conditions, financing arrangements, governmental approvals and environmental matters. Because our revenues are derived primarily from these contracts, our results of operations and cash flows can fluctuate materially from period to period depending on the timing of contract awards.

The uncertainty associated with the timing of contract awards also increases our cost of doing business, either over a short period or a comparatively longer term. For example, we may decide to maintain and bear the cost of a workforce in excess of our current contract needs in anticipation of future contract awards. If an expected contract award is delayed or not received, we could incur costs in maintaining an idle workforce that may have a material adverse effect on our results of operations. Or, we may decide that our long term interests are best served by reducing our workforce and incurring increased costs associated with severance and termination benefits which also could have a material adverse effect on our results of operations for the period when incurred.

The terms of our contracts could expose us to absorbing unforeseen costs and costs not within our control, which may not be recoverable and could adversely affect our results of operations and financial condition.

While the percentages may vary from period to period, over the long term, approximately 50% of our revenues have been derived from fixed-price contracts and 50% from cost-plus contracts. We expect this ratio to continue. Under fixed-price contracts, we agree to perform the contract for a fixed-price and, as a result, can realize our expected profit or improve our expected profit by superior contract performance, productivity, worker safety and other factors resulting in costs savings. However, we could incur cost overruns above the approved contract price, which may not be recoverable. Under certain incentive fixed-price contracts, we may agree to share with a customer a portion of any savings we are able to generate while the customer agrees to bear a portion of any increased costs we may incur up to a negotiated ceiling. To the extent costs exceed the negotiated ceiling price, we may be required to absorb some or all of the cost overruns.

Fixed-price contract prices are established based largely upon estimates and assumptions relating to project scope and specifications and personnel and material needs. These estimates and assumptions may prove inaccurate or conditions may change, sometimes due to factors not within our control, resulting in cost overruns we are required to absorb that could have a material adverse effect on our business, financial condition and results of our operations. In addition, our profits from these contracts could decrease and we could experience losses if we incur difficulties in performing the contracts or are unable to secure fixed-pricing commitments from our manufacturers, suppliers and subcontractors at the time we enter into fixed-price contracts with our customers.

Under cost-plus contracts, we perform our services in return for payment of our agreed upon reimbursable costs plus a profit. The profit component is typically expressed in the contract either as a percentage of the reimbursable costs we actually incur or is factored into the rates we charge for labor or for the cost of equipment and materials, if any, we are required to provide. Some cost-plus contracts provide for the customer’s review of the accounting and cost control systems used by us to calculate these labor rates and to verify the accuracy of the reimbursable costs invoiced. These reviews could result in reductions in amounts previously billed to the customer and in an adjustment to amounts previously reported by us as our profit on the contract.

Many of our fixed-price or cost-plus contracts require us to satisfy specified progress milestones or performance standards in order to receive a payment. Under these types of arrangements, we may incur significant costs for labor, equipment and supplies prior to receipt of payment. If the customer fails or refuses to pay us for any reason, there is no assurance we will be able to collect amounts due to us for costs previously incurred. In some cases, we may find it necessary to terminate subcontracts with suppliers engaged by us to assist in performing a contract and we may incur costs or penalties for canceling our commitments to them.

Many of our customers for power generation projects are project-specific entities that do not have significant assets other than their interest in the project. In these cases, we typically obtain a guaranty of the obligations of the project-specific entity from its more creditworthy parent entity. It may be difficult for us to collect amounts owed to us by these customers and their more creditworthy parent entity.

If we are unable to collect amounts owed to us under our contracts, we may be required to record a charge against previously recognized earnings related to the project and our liquidity, financial condition and results of operations could be adversely affected.

We may encounter difficulties during the course of performing our contracts that may result in additional costs to us and in a reduction in our revenues and earnings that could have an adverse effect upon our financial condition and results of operations.

Many of our construction and repair and maintenance projects are performed over extended periods of time and involve complex design and engineering specifications. In these cases, it is common for us to perform work from time-to-time over the life of the project that is outside the scope of the original contract with the expectation of receiving a signed change order from the customer. Our contracts for these projects also often require us to provide extensive project management and to obtain machinery, equipment, materials and services from third parties or the customer. We may encounter difficulties in obtaining these products and services on a timely basis. In some cases, these third-party provided products may not perform as expected or the services delivered may not meet contract specifications. These performance failures and other factors, some of which are beyond our control, may result in delays and additional costs to us including, in some cases, the cost of procuring alternate product or service providers, which may adversely impact our ability to complete a project on budget and in accordance with the original delivery schedule. To the extent these and the other matters referred to in the next paragraph occur, we may seek to recover any increased costs incurred by us from the responsible party; however, we cannot assure you that we will be successful in recovering all or a part of these costs in any or all circumstances.

In certain circumstances, we guarantee project completion or the achievement of certain acceptance and performance testing levels by a scheduled date. Failure to meet schedule or performance requirements could result in additional costs to us, including the payment of contractually agreed liquidated damages. The amount of such additional costs could exceed our profit margins on the project. While we may seek to recover these amounts as claims from the supplier, vendor, subcontractor or other third party responsible for the delay or for providing non-conforming products or services, we cannot assure you that we will recover all or any part of these costs in all circumstances. Performance problems for existing and future projects could cause our actual results of operations to differ materially from those anticipated by us and could damage our reputation within our industry and our customer base.

Our use of percentage-of-completion accounting for fixed-price contracts and our reporting of profits for cost-plus contracts prior to contract completion could result in a reduction or elimination of previously reported profits.

A material portion of our revenues are recognized using the percentage-of-completion method of accounting. The percentage-of-completion accounting practices that we use result in our recognizing fixed-price contract revenues and earnings ratably over the contract term in the proportion that our actual costs bear to our estimated contract costs. The earnings or losses recognized on individual fixed-price contracts are based on estimates of contract revenues, costs and profitability. We review our estimates of contract revenues, costs and profitability on an on-going basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced or claims against the customer for increased costs incurred by us due to customer-induced delays and other factors.

Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. No restatements are made to prior periods. Further, a number of our contracts contain various cost and performance incentives and penalties that impact the earnings we realize from our contracts, and adjustments related to these incentives and penalties are recorded in the period when estimable or finalized, which is generally during the latter stages of the contract.

As a result of the requirements of the percentage-of-completion method of accounting, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several prior periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period or even resulting in a loss being reported for such period.

Our financial loss exposure on cost-plus contracts is generally limited to a portion of our profit on the contract. However, it is possible that the customer could successfully dispute the costs we believe we incurred on the contract or assert that our costs were excessive for reasons such as poor project management or labor productivity. In addition, some cost-plus contracts contain penalty provisions which require us to pay amounts to the customer for failure to achieve certain milestones or performance standards. To the extent we are not able to recover the full amount of our costs under a cost-plus contract, including as a result of payments by us under contract penalty provisions, there would be a reduction, or possibly an elimination, of previously recognized and reported earnings. In certain circumstances it is possible that such adjustments could be material to our operating results.

We may incur significant costs in providing services in excess of original project scope without having an approved change order.

After commencement of a contract, we may perform, without the benefit of an approved change order from the customer, additional services requested by the customer that were not contemplated in our contract price due to a change of mind by the customer or to incomplete or inaccurate engineering, project specifications and other similar information provided to us by the customer. Our construction contracts generally require the customer to compensate us for additional work or expenses incurred under these circumstances.

A failure to obtain adequate compensation for these matters could require us to record in the current period an adjustment to revenue and profit recognized in prior periods under the percentage-of-completion accounting method. Any such adjustments, if substantial, could have a material adverse effect on our results of operations and financial condition, particularly for the period in which such adjustments are made. While we believe that our success in obtaining mutually satisfactory approved change orders from our customers has been comparable to the experience of our competitors, we cannot assure you that we will be successful in obtaining, through negotiation, arbitration, litigation or otherwise, approved change orders from customers to pay us amounts adequate to compensate us for our additional work or expenses.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimation by our management include:

•	contract expenses and profits and application of percentage-of-completion accounting;

•	costs and estimated earnings in excess of billings on uncompleted contracts;

•	provisions for uncollectible receivables and other collection disputes with customers for invoiced amounts;

•	the amount and collectibility of claims against customers, third-party suppliers, subcontractors and others for increased costs incurred by us that were caused by the actions or inactions of these parties, such as increased costs due to delays in their performance or to the failure of machinery, equipment and supplies provided by them to perform to agreed specifications;

•	provisions for income taxes and related valuation allowances;

•	recoverability of goodwill;

•	valuation of assets acquired and liabilities assumed in connection with business combinations; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

Our actual results could differ from these estimates.

If we are unable to attract and retain qualified personnel, and in particular, project managers, our ability to manage the performance of our contracts and our business will be harmed, which would impair our future revenues and profitability.

Our ability to attract and retain qualified engineers, skilled craftsmen and other experienced professional personnel in accordance with our needs will be an important factor in determining our future profitability. The market for these professionals is competitive and the supply extremely limited, and we cannot assure you that we will be successful in our efforts to retain these personnel or to attract them when needed. Therefore, when we anticipate or experience growing demand for our services and those of our competitors, we may incur the cost of maintaining a professional staff in excess of our current contract needs in an effort to have available sufficient qualified personnel to address this anticipated demand.

Competent and experienced project managers are especially critical to the profitable performance of our contracts, and in particular, on our fixed-price contracts where superior execution of the contract can result in profits greater than originally estimated or where inferior contract execution can reduce or eliminate estimated profits or even produce a loss. Our project managers are involved in all aspects of contracting and contract performance including, among other things:

•	supervising the bidding process, including providing estimates of significant cost components such as material and equipment needs and the size and composition of the workforce;

•	negotiating contracts;

•	supervising contract performance, including performance by our employees, subcontractors and other third party suppliers and vendors;

•	determining the percentage of contract completion that is used by us to estimate amounts that can be reported as revenues and earnings on the contract under the percentage-of-completion method of accounting;

•	negotiating requests for change orders and the final terms of an approved change order; and

•	determining and documenting claims by us for increased costs incurred due to the failure of customers, subcontractors and other third-party suppliers of equipment and materials to perform on a timely basis and in accordance with contract terms.

Our projects expose us to potential professional liability, product liability, warranty and other claims, which could be expensive, damage our reputation and harm our business. We may not be able to obtain or maintain adequate insurance to cover these claims.

We construct, perform services at and, to a lesser extent, engineer large industrial facilities in which accidents or system failures can be disastrous. Any catastrophic occurrence in excess of our insurance limits at locations engineered or constructed by us or where our products are installed or services performed could result in significant professional liability, product liability, warranty and other claims against us by our customers, including claims for cost overruns and the failure of the project to meet contractually specified milestones or performance standards. Further, the rendering of our services on these projects could expose us to risks to, and claims by, third parties and governmental agencies for personal injuries, property damage and environmental matters, among others. Any claim, regardless of its merit or eventual outcome, could result in substantial costs to us, a substantial diversion of management’s attention and adverse publicity, particularly for claims relating to environmental matters where the amount of the claim could be extremely large. Insurance coverage is increasingly expensive. We may not be able to obtain or maintain adequate protection against the types of claims described above. If we are unable to obtain insurance at an acceptable cost or otherwise protect against the claims described above, we will be exposed to significant liabilities, which may materially and adversely affect our financial condition and results of operations.

We are susceptible to adverse weather conditions in our regions of operation, which may harm our business and financial results.

Our business may be adversely affected by severe weather, particularly in the Northeastern, East Coast and Mid-west regions of the United States where we have significant operations. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	suspension of operations;

•	weather related damage to our facilities;

•	inability to deliver machinery, equipment and materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

Work stoppages and other labor problems could adversely affect us.

Some of our employees in the United States are represented by labor unions. A lengthy strike or other work stoppage on any of our projects could have a material adverse effect on our business and results of operations due to an inability to complete contracted projects in a timely manner. From time to time we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future.

We may incur unexpected liabilities associated with our acquisition of the Hake Group, Inc.

In March 2003, we acquired all of the capital stock of Hake Group, Inc. and its subsidiaries. Pursuant to the acquisition agreement, the former stockholders of Hake Group, Inc. indemnified us against certain liabilities related to the ownership and operation of the business prior to our acquisition. A portion of the acquisition purchase price consisted of deferred payments in the aggregate principal amount of $10 million which serve as collateral for certain of the indemnification obligations of the former Hake Group stockholders. The deferred payments are payable in increasing annual installments over five years which, in turn, gradually reduces the amount of collateral remaining to secure any indemnification claims. We cannot assure you that the remaining outstanding principal amount of these notes will be adequate to cover any valid indemnification claims or any exposure related to the indemnified liabilities.

There are integration and consolidation risks associated with our growth strategy. Future acquisitions may also result in significant transaction expenses and risks associated with entering new markets and we may be unable to profitably operate our business.

An aspect of our business strategy is to make strategic acquisitions in markets where we currently operate as well as in markets in which we have not previously operated. We may have difficulties identifying attractive acquisition candidates or we may be unable to acquire desired businesses on economically acceptable terms. Additionally, existing or future competitors may desire to compete with us for acquisition candidates that may have the effect of increasing acquisition costs or reducing the number of suitable acquisition candidates. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to the integration and consolidation risks described above. We may not have sufficient management, financial and other resources to integrate future acquisitions. In the event we are unable to complete future strategic acquisitions, we may not grow in accordance with our expectations.

If we make any future acquisitions, we likely will have exposure to third parties for liabilities of the acquired business that may or may not be adequately covered by insurance or by indemnification, if any, from the former owners of the acquired business. Any of these unexpected liabilities could have a material adverse effect on us.

The loss of one or a few of our significant customers could adversely affect us.

From time to time due to the size of one or more of our contracts, one or a few customers have in the past and may in the future contribute a material portion of our consolidated revenues in any one year. Because these significant customers generally contract with us for specific projects, we may lose these customers from year to year as their projects with us are completed. If we do not replace them with other customers or other projects, our financial condition and results of operations could be materially adversely affected. Additionally, we have long-standing relationships with many significant customers. However, our contracts with these customers are on a project-by-project basis, and these customers may unilaterally reduce or discontinue their use of our services at any time. The loss of business from any one of these customers could have a material adverse effect on our business or results of operations.

Environmental factors and changes in laws and regulations could increase our costs and liabilities.

Our operations are subject to environmental laws and regulations, including those concerning:

•	emissions into the air;

•	discharges into waterways;

•	generation, storage, handling, treatment and disposal of hazardous materials and wastes; and

•	health and safety.

Our projects often involve highly regulated materials, including hazardous wastes. Environmental laws and regulations generally impose limitations and standards for regulated materials and require us to obtain permits and comply with various other requirements. The improper characterization, handling, or disposal of regulated materials or any other failure by us to comply with federal, state and local environmental laws and regulations or associated environmental permits could subject us to the assessment of administrative, civil, and criminal penalties, the imposition of investigatory or remedial obligations, or the issuance of injunctions that could restrict or prevent our ability to operate our business and complete contracted projects.

In addition, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, and comparable state laws, we may be required to investigate and remediate regulated materials. CERCLA and these comparable state laws typically impose liability without regard to whether a company knew of or caused the release, and liability for the entire cost of a clean-up can be imposed upon any responsible party.

The environmental, workplace, employment and health and safety laws and regulations, among others, to which we are subject are complex, change frequently and could become more stringent in the future. It is impossible to predict the effect of any future changes to these laws and regulations on us. We cannot assure you that our operations will continue to comply with future laws and regulations or that these laws and regulations and/or a failure to comply with these laws will not significantly adversely affect our business, financial condition and results of operations.

Changes in environmental laws and regulations or a reduced level of enforcement of existing laws and regulations could adversely affect the demand for our services and our results of operations.

Changes in environmental laws and regulations that reduce existing standards and a reduced level of enforcement of these laws and regulations could adversely affect the demand by our customers for many of our services. Proposed changes in regulations and the perception that enforcement of current environmental laws has been less strict has decreased the demand for some of our services, as customers have anticipated and adjusted to the potential changes. Future changes could result in a decreased demand for some of our services. The ultimate impact of any such future changes will depend upon a number of factors, including the overall strength of the economy and customer’s views on whether new or more restrictive regulations will be adopted or whether there will be a relaxing of the requirements and levels of enforcement of existing regulations and the cost-effectiveness of remedies available under changed regulations. If proposed or enacted changes materially reduce demand for our environmental services, our results of operations could be adversely affected.

We face substantial competition in each of our business segments, which may have a material adverse effect on our business by reducing our ability to increase or maintain profitability.

We face competition in all aspects of our business from numerous regional, national and international competitors, many of which have greater financial and other resources than we do. Our competitors include well-established, well-financed concerns, both privately and publicly held, including many major power equipment manufacturers, engineering and construction companies and internal engineering departments at utilities and certain of our customers. The markets that we serve require substantial resources and particularly highly skilled and experienced technical personnel. We believe we compete primarily on the basis of price, customer satisfaction, our safety record and programs, the quality of our products and services and our ability to timely comply with project schedules. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition or results of operations.

Our common stock, which is listed on the Nasdaq National Market, has from time-to-time experienced significant price and volume fluctuations. These fluctuations are likely to continue in the future, and you may not be able to resell your shares of common stock or other securities whose price is related to that of our common stock at or above the purchase price paid by you.

The market price of our common stock may change significantly in response to various factors and events beyond our control, including the following:

•	the risk factors described in this prospectus, including the liquidity issues described above;

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our customers’ industries; and

•	general conditions in the security markets.

Some companies that have volatile market prices for their securities have been subject to security class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to this Offering

Provisions in our certificate of incorporation, by-laws, rights plan and the General Corporation Law of the State of Delaware, or DGCL, could reduce the market price of our common stock by discouraging a takeover that stockholders may consider favorable.

Our certificate of incorporation and by-laws contain certain provisions that could prevent, delay or make more difficult the ability of a third party to acquire us. These include:

•	a provision limiting the right to call special meetings of stockholders to the Chairman of our board or to a majority of the directors on our board;

•	a provision prohibiting stockholder action by written consent; and

•	provisions authorizing our board of directors to issue up to 4,800,000 shares of preferred stock having such rights, privileges and preferences as may be approved by our board, all without the consent or approval of our stockholders.

We have also adopted a rights plan that makes it difficult for any person to acquire more than 15% of our common stock without the prior consent of our board. As a result, it is highly unlikely that any person would make an unsolicited offer to acquire our company. In addition, as a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors of the corporation has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Any one or more of these factors could have the effect of delaying or preventing a change in control or the removal of management, and deterring potential acquirers from making an offer to our stockholders.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, either by us, a member of management or a major stockholder, including the holders of our recently issued convertible notes, or the perception that these sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.

The recent issuance of convertible notes may cause an increase in the number of our shares of common stock outstanding of in excess of 36% of the number of shares currently outstanding. The issuance of additional common stock or securities convertible into our common stock would result in further dilution of the ownership interest in us held by existing stockholders. We are authorized to issue, without stockholder approval, 4,800,000 shares of preferred stock, no par value, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, a significant number of additional shares of our common stock and securities convertible into either common stock or preferred stock.

We are a holding company and, except for cash on hand, are dependent on earnings of and cash flow from our subsidiaries, which could be subject to statutory restrictions impeding their ability to transfer to us those funds necessary for us to pay principal and interest on any debt securities.

We are a holding company, and our assets primarily consist of the stock of our subsidiaries. Any debt securities offered by this prospectus will be direct unsecured obligations of Matrix Service Company, which derives all of its revenues from the operations of its subsidiaries. As a result, except to the extent of cash on hand, we are dependent on the earnings and cash flow of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the principal of and interest on the debt securities. The payment of dividends to us from our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to any of our subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of our subsidiaries.

Any debt securities issued by us will be effectively subordinated to the liabilities of our subsidiaries to their creditors.

Any debt securities offered by this prospectus will be general unsecured obligations of Matrix Service Company. Any senior debt issued by us will rank equal in right of payment to all of our unsubordinated debt and will rank senior in right of payment to our subordinated debt which, as of May 20, 2005, consists only of our convertible notes described elsewhere in this prospectus. However, as a holding company, before we can receive any funds from a subsidiary to pay any debt issued by us, the obligations owed to creditors of that subsidiary must first be satisfied. As a result, our debt securities will be effectively subordinated to any debt of our subsidiaries, including trade payables.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges.

	Nine Months Ended February 28,	Year Ended May 31,
	2005	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	*	5.78	9.31	9.89	10.02	10.38

*	Earnings were inadequate to cover fixed charges by $38,063,000.

For purposes of computing the ratio of earnings to fixed charges:

(1)	“earnings” consist of income before provision for income taxes, distributions from unconsolidated subsidiaries, amortization of capitalized interest, and fixed charges (excluding capitalized interest) less equity in earnings of unconsolidated subsidiaries and interest capitalized; and

(2)	“fixed charges” consist of interest expense, capitalized interest, amortization of debt discount and expense relating to indebtedness and estimated interest within rental expense.

There were no dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

Currently we intend to use the net proceeds from the sale of the securities to refund or retire debt, finance capital expenditures and future acquisitions and for other working capital and general corporate purposes. If we elect at the time of the issuance of the securities to make a different or more specific use of proceeds other than as described in this prospectus, we will describe the change in use of proceeds in the applicable prospectus supplement. Until we use the net proceeds from the sale of any securities for the above purposes, we may invest the funds in short-term, investment grade, interest-bearing securities. Our management may spend the proceeds from the sale of the securities in ways which the stockholders may not deem desirable.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means that securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. Only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system and instead will be issued as fully registered securities in the name of the registered holder thereof.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation, bylaws and rights agreement and on applicable provisions of the Delaware General Corporation Law (“DGCL”) as in effect on the date of this prospectus. This information is not a complete recitation of every provision applicable to our common stock that is contained in our restated certificate of incorporation, bylaws and rights agreement or the DGCL. Our intent is to disclose in summary form the provisions contained in those documents and law relating to our common stock that we believe would be of material interest to a person considering an investment in our common stock. We encourage prospective investors to read these documents and the DGCL prior to making an investment in our common stock. For information on how to obtain copies of our restated certificate of incorporation, bylaws and rights agreement, see “Where You Can Find More Information”.

We may offer common stock, common stock issuable upon the conversion of preferred stock, common stock issuable upon the conversion or exchange of debt securities or upon the exercise of warrants to purchase common stock.

Authorized Capital

Currently we have authority to issue 30,000,000 shares of common stock, $0.01 par value per share. As of April 30, 2005, 17,375,526 shares of our common stock were issued and outstanding. The outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities; however, the registered owner of each outstanding share of common stock currently has the right, subject to certain limitations and to the occurrence of certain events, to purchase for $40.00 one one-hundredth of a share of our Series B Junior Participating Preferred Stock. This right has been granted to registered owners of our common stock pursuant to our rights agreement dated November 2, 1999. The terms and provisions of our Series B Junior Participating Preferred Stock and the rights and limitations of the registered owners of our common stock to acquire and exercise the rights granted pursuant to our rights agreement are summarized below under the caption “Description of Common Stock We May Offer-Anti-Takeover Provisions- Rights Agreement.”

Voting Rights

Subject to the limitations imposed upon certain holders of our common stock pursuant to the terms of our rights agreement, the holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights with respect to the election of directors or as to any other matter to be voted upon by the holders of common stock. The holders of a majority of the issued and outstanding shares of our common stock is required to amend our restated certificate of incorporation except that the holders of at least 66 2/3% of the issued and outstanding shares of our common stock is required to amend the provisions in our restated certificate of incorporation that:

•	authorize our board of directors to adopt a plan similar to that contained in our rights agreement;

•	prohibit stockholders from taking action by written consent;

•	authorizes only the Chairman of our Board of Directors to call a special meeting of stockholders only upon the request of a majority of the members of our board of directors;

•	limits the business to be conducted at any special meeting of stockholders to that business presented by the Chairman of the board of directors only upon the request of a majority of the members of our board of directors;

•	subject to the rights of holders of a series of preferred stock to elect additional directors under certain circumstances, limits the number of members of the board of directors to not less than three nor more than 15 as may from time to time be provided in our bylaws; and

•	requires the vote of holders of at least 66 2/3% of the issued and outstanding shares of our common stock to do or approve any of the foregoing.

Our bylaws may be amended by our board of directors without the vote or consent of the holders of our common stock.

Dividend and Liquidation Rights

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors in its discretion from funds legally available. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Our credit agreement and our securities purchase agreement with the investors in the convertible notes each prohibit us from paying cash dividends on our common stock.

Diminution of Rights of Common Stock

The voting, dividend and liquidation rights of the holders of our common stock may be materially adversely diminished by the terms of any series of preferred stock that we may issue in the future. Our certificate of incorporation currently authorizes our board of directors to issue up to 4,800,000 shares of one or more series of preferred stock having such rights, privileges and preferences as may be determined by our board of directors in its discretion without the vote, consent or approval of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is UMB Bank, N.A.

Anti-Takeover Provisions

Provisions of DGCL and of our restated certificate of incorporation, bylaws and rights agreement may delay, defer or prevent a change of control of our company.

Delaware General Corporation Law

Under the DGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of a Delaware corporation. The certificate of incorporation or bylaws of a Delaware corporation may, but are not required to, set a higher standard for approval of such transactions. Our restated certificate of incorporation and bylaws follow the statutory rule, requiring majority approval of a business combination. The DGCL also provides certain restrictions on business combinations involving interested parties. Under the DGCL, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on this provision of the DGCL to prevent or delay an acquisition of us.

Certificate of Incorporation and Bylaws

Our board of directors has the authority granted to it in our restated certificate of incorporation to issue up to 4,800,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our stockholders. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

Our stockholders must give written notice delivered to us no less than 80 days prior to the date of any annual meeting to nominate a candidate for director or to present a proposal to our stockholders to be considered at the meeting; provided that, if we give less than 90 days prior written notice of an annual meeting of stockholders then stockholders must give written notice delivered to us no less than 10 days following the date of such written notice by us to nominate a candidate for director or to present a proposal to be considered by our stockholders at the meeting.

Stockholders do not have the right to call special meetings of stockholders. Only the Chairman of our board of directors upon the request of a majority of the board of directors may call a special meeting of stockholders. The only business that may be conducted at a special meeting of stockholders is the business presented at the meeting by the Chairman of our board of directors upon the request of a majority of the members of our board of directors. Actions may not be taken by stockholders by written consent in lieu of a meeting of stockholders.

Rights Agreement

Our restated certificate of incorporation presently authorizes 200,000 shares of Series B Junior Participating Preferred Stock. Pursuant to the terms of our rights agreement, each outstanding share of common stock has the right to purchase for $40 one one-hundredths of a share of such junior preferred stock in the event a person or group of persons acquires beneficial ownership of 15% or more of our common stock or announces a tender offer that would result in a person or group acquiring beneficial ownership of 15% or more of our common stock. When issued upon the exercise of such right, each one one-hundredths of a share of such junior preferred stock entitles the holder thereof, other than a holder that is the person or group person that acquired or made a tender offer to acquire beneficial ownership of 15% or more of our common stock, to purchase additional shares of our common stock or of securities of a company controlled by such person or group that proposes a business combination with us, at a substantial discount from then current market prices. At any time prior to the rights to purchase the junior preferred stock becoming exercisable, we may redeem such rights for $0.01 per right and we may amend the terms relating to such rights without the consent or approval of the holders of our common stock.

The above provisions contained in our restated certificate of incorporation, bylaws and rights agreement are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change in control of our company in a manner deemed by our board of directors to not be in the best interests of our stockholders. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy contests. However, these provisions could have the effect of discouraging others from making tender offers for our shares and also may have the effect of preventing changes in our company or management.

In connection with the sale of our convertible notes described elsewhere in this prospectus, we amended the rights agreement to render the rights agreement inapplicable to the sale of the convertible notes by exempting the investors in the convertible notes from the definition of “acquiring person” as a result of the purchase of the convertible notes pursuant to the securities purchase agreement.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of any series of preferred stock we may offer in the future pursuant to a prospectus supplement to this prospectus. We will describe the specific terms of any series of preferred stock in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our certificate of incorporation and by the certificate of designation relating to that series. We will file the certificate of designation with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

General

Each series of preferred stock will have specific financial and other terms that we will describe in a prospectus supplement. Any or all of the rights of our preferred stock may have preference over, and be greater than, the rights of our common stock.

Authorized Preferred Stock

Our certificate of incorporation authorizes us to issue 5,000,000 shares of undesignated preferred stock, $0.01 par value per share, of which 200,000 shares have been reserved and designated as our Series B Junior Participating Preferred Stock having the rights, if issued, described above. At the date of this prospectus, no other shares of preferred stock have been authorized and no shares of preferred stock are outstanding.

We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate, if any, for the series, whether such dividends shall be cumulative or noncumulative, the dates at which dividends shall be payable and any restrictions or conditions on the payment of dividends;

•	the redemption rights and price, if any, for the series and the terms and conditions of redemption;

•	the terms and amount of any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up;

•	the voting rights, if any, of the holders of such series; and

•	any other rights, preferences, powers and limitations relating to the series.

Our board of director’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion, liquidation voting and other rights, may affect adversely the rights of holders of our common stock or other series of preferred stock that may be outstanding. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. Management believes that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer may be issued in one or more series. Shares of preferred stock, when issued against full payment of the purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issuance. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid, whether or not the dividends on the shares are cumulative and, if so, the date or dates from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	the voting rights, if any;

•	the listing of the preferred stock on any securities exchange;

•	the applicable registrar and transfer agent for the series of preferred stock;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, powers, limitations and restrictions.

Unless we state otherwise in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets upon liquidation, but will rank junior to all obligations and liabilities that must be satisfied by us prior to any liquidating distribution to the holders of preferred stock. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our certificate of incorporation so permits.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

We may issue one or more series of senior debt securities under a senior note indenture and one or more series of subordinated debt securities under a subordinated note indenture. Each indenture is between us and a trustee to be determined. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms and provisions of each indenture are substantially similar, except that the subordinated note indenture contains a definition of the “senior debt” to which the subordinated debt is junior and subordinate in right of payment as well as the operative terms and provisions relating to the subordination. The following summary is not a complete recitation of every provision contained in each indenture. Our intent is to disclose in summary form the provisions in each indenture as in effect on the date of this prospectus that we believe would be of material interest to a person considering an investment in a series of senior or subordinated debt securities we may issue in the future. The specific terms of any series of senior or subordinated debt securities we may authorize for issuance will be contained in a resolution adopted by our board of directors and set forth in an amendment, called an indenture supplement, to the applicable indenture. Copies of the resolution and/or the indenture supplement will be filed with the SEC and incorporated by reference in this registration statement and will be available for copying and inspection as described elsewhere in this prospectus. We will also describe the specific terms of any debt securities we have authorized for issuance in a prospectus supplement which will also describe any applicable modifications or additions to the general terms of the debt securities and the applicable indenture described in this prospectus. Accordingly, for a description of the terms of any series of senior or subordinated debt securities we may offer pursuant to this registration statement of which this prospectus is a part, reference must be made to both the description of the senior and subordinated debt securities in this prospectus and in the applicable prospectus supplement. We also encourage prospective investors to read either the resolution of our board of directors and/or the indenture supplement we will file with the SEC pertaining to the series of senior or subordinated debt we may offer. Any Indenture will be subject to, and governed by, the Trust Indenture Act of 1939. Capitalized terms used in this section without definition have the meanings given those terms in the indenture.

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture, both of which have been filed as exhibits to the registration statement. In this prospectus, we sometimes refer to the senior note indenture and the subordinated note indenture individually as an “indenture” and collectively as the “indentures.” The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by our board of directors. The indentures also give us the ability to reopen a previous issue of a series of debt securities in order to issue additional debt securities of that same series or to establish additional or amended terms for such series of debt securities. None of the indentures prohibits or in any way limits our right to incur debt in addition to that issued under the indentures.

Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

If we determine to issue a series of debt securities pursuant to this registration statement of which this prospectus is a part, we will prepare and distribute a prospectus supplement describing the terms and provisions of such series. A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

•	whether the series of debt securities will be senior or subordinated debt;

•	if subordinated, a description of the “senior debt” to which such series is subordinated and the terms and conditions of such subordination;

•	the price(s) at which debt securities will be issued and, if applicable, the method of determining the price;

•	whether such debt securities will be issued pursuant to a medium term notes program;

•	the date or dates on which the debt securities will mature and any right to extend such date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of such rate or rates;

•	the interest payments dates and the record date for interest payments;

•	any mandatory or optional sinking fund or analogous provisions for the purchase or redemption of such debt securities;

•	the amounts, if any, and the dates on or after which, we may or must repay, repurchase or redeem all or a part of the debt securities;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or other securities of our company, the securities or property of another person, or settled for the cash value of securities issued by us or a third party and the terms for any such conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	each office or agency where the principal of, the premium (if any) and the interest on the debt securities will be payable and each office or agency where the debt securities may be presented for conversion registration of transfer or exchange;

•	any right to defer payments of interest with respect to the debt securities;

•	whether the debt securities will be subject to defeasance or covenant defeasance; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured and will rank subordinate to and junior in right of payment, to the extent set forth in the subordinated indenture, as amended by any supplemental indenture, to all of our senior debt.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders entitled to receive notice of the redemption. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We also may refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

As set forth below, an exchange or transfer of a Global Note may be done, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates. The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the

Depository. Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee, any paying agent, any registrar nor any of its or our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to beneficial ownership interests in the Global Note or for any payments made on account of such beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to any beneficial ownership interests in the Global Note.

We will issue debt securities in definitive form in exchange for a Global Note only in the following situation:

•	if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, or

•	if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged.

Modification of the Indentures

In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. A covenant or other provision of an indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of the debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of debt securities of any other series. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment terms of a debt security such as:

•	extending the maturity date or dates,

•	extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement,

•	reducing the interest rate,

•	reducing the amount of principal or of any principal payment we have to repay,

•	changing the currency in which we have to make any payment of principal, premium or interest,

•	modifying any redemption or repurchase right to the detriment of the holder, or

•	impairing any right of a holder to bring suit for payment,

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default and its consequences;

•	waive any past payment default; or

•	make any change to Section 9.02.

However, if we and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

In addition, the subordinated note indenture may not be amended without the consent of a majority of the holders of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger and Sale

We shall not consolidate with or merge into any other corporation or Person or sell, convey, transfer, lease or dispose of all or substantially all of our properties and assets substantially as an entirety to any other corporation or Person, unless (1) such other corporation or Person expressly assumes by supplemental indenture executed and delivered to the trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on our part to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all provisions of the indenture required to be complied with in connection with such transaction have been complied with.

Events of Default

Each indenture defines an Event of Default with respect to each series of debt securities issued pursuant to the indenture. Unless otherwise provided in an indenture supplement and in the applicable prospectus supplement, Events of Default are any of the following with respect to each series of debt securities:

•	default in any payment of principal or premium, if any, on any debt security of such series when due;

•	default for 30 days in payment of any interest, if any, on any debt security of such series (subject to the deferral of any due date in the case of an extension period);

•	default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of such series;

•	default for 90 days after written notice, as provided in the indenture, to us in the performance of any other covenant in respect of the debt securities of such series contained in such indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to debt securities of a series.

We are required by the terms of each indenture to annually inform the trustee as to our compliance with all of the conditions and covenants applicable to us under the indenture. In addition, we are required to inform the trustee of the occurrence of any Event of Default within five business days of our becoming aware of any such Event of Default.

Each indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any Event of Default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series.

Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or in the case of discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately and, upon such declaration, the full principal amount of the debt securities of such series shall be and become immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate outstanding principal amount of the debt securities of that series may annul and rescind such acceleration if we shall have paid or deposited with the Trustee an amount sufficient to pay all matured installments of interest on such series plus the principal of (and premium, if any, on) all debt securities of that series that are due and payable through the date of such payment or deposit by us, other than by reason of acceleration resulting from the declaration of an Event of Default.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under each indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. Subject to such indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series. However, the trustee may decline to act if it has not been offered reasonable indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability.

The indentures do not have a cross-default provision. This means that a default by us on any other debt does not result in an Event of Default under any indenture. It further means that an Event of Default under one series of debt securities issued under an indenture does not constitute an Event of Default under any other series of debt securities issued under the same or any other indenture.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities we issue or securities of another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

•	We must deposit in trust for the benefit of all direct holders of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in the U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain payment agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under “Consolidation, Merger and Sale” and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and opinion delivery arrangements as discussed above under “Defeasance and Discharge”.

Subordination

Any subordinated debt securities issued under the subordinated indenture will be subordinate and junior in right of payment to all our Senior Debt whether existing at the date of the subordinated note indenture or subsequently incurred. This means that upon any payment or distribution of our assets to creditors upon any:

•	liquidation;

•	dissolution;

•	winding up;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets or any bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of our company,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

The same priority of payment of the Senior Debt also apples upon the acceleration of the maturity of any subordinated debt securities resulting from an Event of Default and a declaration of acceleration under the subordinated indenture. The holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt;

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof; or

•	any judicial proceeding is pending with respect to any such default or event of default with respect to any Senior Debt.

Except as may otherwise be provided in an indenture supplement relating to a series of subordinated debt which will be described in any prospectus supplement relating to such series, the term “senior debt” shall mean (without duplication) the principal of (and premium, if any) and interest on all:

•	of our indebtedness for borrowed money,

•	of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

•	of our obligations in respect of letters of credit or bankers’ acceptances or other similar instruments (or reimbursement obligations thereto) issued for our account,

•	of our obligations to pay the deferred purchase price of property or services, except trade payables incurred in the ordinary course of business,

•	of our obligations as lessee under leases classified as “capitalized leases” under generally accepted accounting principles in the United States,

•

obligations of third persons secured by a lien on any of our assets, whether or not we have assumed such obligations; provided that, if recourse against us with respect to such obligation is limited to the assets of ours secured by such lien, then the amount of such obligation that shall constitute “senior debt” shall be the lesser of the amount of such obligation or the fair market value of our assets securing such obligation,

•	obligations of third persons guaranteed by us (but only to the extent of the amount of such guaranty), and

•	of our obligations in respect of derivative products, such as interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

in each case whether existing on or after the date of the subordinated note indenture.

The term “senior debt” will not include:

•	obligations of ours of the type listed above that:

•	when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse to us, and

•	would be “senior debt” but for the fact that the terms of the indenture supplement to the subordinated note indenture creating or evidencing a series of subordinated debt states that such obligation shall rank pari passu with such series of subordinated debt.

•	any other obligations or ours which by the terms of the instrument creating or evidencing such obligation is specifically designated as being subordinated to or pari passu with one or more series of our subordinated debt securities,

•	any debt securities and guarantees issued by us to any trust, partnership or other entity affiliated with us which is used by us as a financing vehicle in connection with an issuance of securities by such financing vehicle.

The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by us.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Concerning the Trustee

We may have had and may continue to have commercial and investment banking relationships with the trustee in the ordinary course of our business.

Credit Agreement and Revolving Credit Facility

On March 7, 2003, we entered into a senior credit agreement with a group of banks that consisted of a five-year term loan of $32.5 million and a three-year $55 million revolving credit facility. We paid LIBOR-based interest on funds borrowed under the term loan and, at our option, prime or LIBOR-based interest on funds borrowed on a revolving basis. We have pledged substantially all of our properties and assets and those of our domestic subsidiaries to secure our obligations under the senior credit agreement.

Primarily as a result of our operating performance being less than expected and payment disputes with certain large customers that adversely affected our cash flow, as of our fiscal periods ended May 31, 2004, August 31, 2004 and February 28, 2005, we were in default with one or more covenants contained in our senior credit agreement for which we have obtained waivers. We have also amended the terms of the senior credit agreement, most recently with amendment number nine on April 22, 2005. Amendment number nine became effective upon our payment in full of a $20,000,000 Term Loan B that had been outstanding under the senior credit agreement since an amendment we entered into in August 2004. We repaid Term Loan B from a portion of the net proceeds we received from the private placement of our convertible notes, as described in more detail below.

As amended by amendment number nine, the principal terms of our senior credit agreement include:

•	A term loan of approximately $22.4 million that matures March 31, 2008.

•	A revolving credit commitment equal to the lesser of $35 million or 80% of a borrowing base, which consists of eligible accounts receivable. Eligible accounts receivable does not include so-called “large disputed accounts” of approximately $21 million that are the subject of disputes with certain customers. The revolving loan commitment expires on March 31, 2006.

•	A revolving loan B commitment in an amount equal to the sum of $10,000,000 less the face amount of all of our outstanding checks. The revolving loan B commitment will automatically reduce by the amount of any funds we collect from “large disputed accounts,” and by any net proceeds we receive from the issuance of any equity securities or from the sale of any of our assets. The revolving loan B commitment may also be reduced at any time in the sole discretion of our lenders. The revolving loan B commitment expires on October 31, 2005.

•	Our obligation to repay the loans outstanding under the senior credit agreement or, in the event the loans are no longer outstanding, to fund a segregated account as cash collateral for any outstanding letters of credit, with any proceeds received by us from:

•	the sale of assets in excess of $250,000 in any calendar year;

•	the issuance by us of equity securities or subordinated debt, other than our convertible notes issued on April 22, 2005; and

•	the collection of “large disputed accounts;”

•	Our obligation to repay the loans outstanding under the senior credit agreement or, in the event the loans are no longer outstanding, to fund a segregated account as cash collateral for any outstanding letters of credit, by an amount equal to 50% of our “excess cash flow” or in the event that we generate “excess cash”, both as defined in the senior credit agreement.

•	The elimination of the LIBOR-based interest rate alternative so that all term loans, revolver loans and revolver B loans bear interest based upon the prime rate plus, in the case of term loans and revolver loans other than revolver B loans, an additional 1% per annum, called the “applicable margin,” and an additional rate per annum, called the “additional accrued margin.” The additional accrued margin begins at 1% per annum through April 30, 2005, and increases by .5% per annum on the first day of each calendar month thereafter until it reaches a cap of 5% per annum. Interest at the prime rate and the applicable margin is payable monthly in cash and interest at the additional accrued margin is accrued monthly and is payable in cash at the time of payment of the principal amount of the applicable loan. Revolver B loans bear interest based upon the prime rate only and do not bear interest at the applicable margin or the additional accrued margin.

•	The elimination of financial covenants that required us to maintain certain levels of net worth and certain levels of consolidated EBITDA in relation to our total debt and our senior debt.

•	A new financial covenant that requires us to achieve specified minimum levels of consolidated EBITDA during specified periods through February 28, 2006, as follows:

TEST PERIODS	MINIMUM EBITDA	TEST DATE
March 1, 2005 through April 30, 2005	$1,200,000.00	May 31, 2005
March 1, 2005 through May 31, 2005	$3,152,930.00	June 30, 2005
June 1, 2005 through June 30, 2005	$911,193.00	July 31, 2005
June 1, 2005 through July 31, 2005	$1,822,386.00	August 31, 2005
June 1, 2005 through August 31, 2005	$3,644,771.00	September 30, 2005
June 1, 2005 through September 30, 2005	$4,639,881.00	October 31, 2005
June 1, 2005 through October 31, 2005	$5,634,991.00	November 30, 2005
June 1, 2005 through November 30, 2005	$7,625,210.00	December 31, 2005
June 1, 2005 through December 31, 2005	$8,688,507.00	January 31, 2006
June 1, 2005 through January 31, 2006	$9,751,804.00	February 28, 2006
June 1, 2005 through February 28, 2006	$11,878,399.00	March 31, 2006

For purposes of determining compliance with this covenant and the fixed charge coverage ratio covenant described below, consolidated EBITDA is defined to include “consolidated net income,” plus, to the extent deducted in determining consolidated net income, (i) “consolidated interest expense,” (ii) expense for taxes paid or accrued, (iii) depreciation, amortization, other non-cash charges, (iv) losses on sale of fixed assets, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in consolidated net income, (i) gains on sales of fixed assets, (ii) extraordinary gains realized other than in the ordinary course of business, and (iii) income tax benefits. Consolidated EBITDA will be increased by an amount equal to all non-recurring extraordinary professional fees and restructuring charges incurred by us during the applicable test period to the extent they were deducted from consolidated net income; provided that no such fees and charges incurred after November 30, 2005 may be included and the maximum aggregate amount of such fees and charges paid in cash as to all test periods that may be so included may not exceed $5 million. In addition for purposes of determining compliance with this covenant solely for the test period beginning March 1, 2005 and ending May 31, 2005, consolidated EBITDA will be increased by the lesser of (i) $1.2 million, or (ii)(a) 28% times (b) the gross proceeds of the convertible notes, minus all prepaid interest thereon, fees paid by us in connection with the closing of the convertible notes, and $20 million.

•	Amended our fixed charge coverage covenant to require us to maintain a ratio of consolidated EBITDA minus cash dividends and distributions and cash taxes paid to scheduled current maturities of long-term debt, plus “consolidated interest expense,” current maturities on capitalized leases and capital expenditures of not less than 1.00 for the fiscal quarter ending May 31, 2005, 1.15 for the fiscal quarter ending August 31, 2005, 1.25 for the fiscal quarter ending December 31, 2005, and 1.33 for the fiscal quarter ending February 28, 2006.

At February 28, 2005, $11 million was outstanding under the revolver and $9.3 million of the revolver was utilized by outstanding letters of credit, which mature in 2005 and 2006. At that date, remaining availability under the revolver was $14.7 million and as of May 13, 2005, availability under our revolver was $5.6 million. As of May 13, 2005, we are paying a weighted average interest rate of 8.25% on the revolver. As of May 13, 2005, $22.4 million was outstanding on the term loan and we are paying a weighted average interest rate of 8.25% on the term loan. We have not borrowed under revolving loan B commitment and as of May 13, 2005, availability under revolving loan B is $4.9 million.

Prior to the April 22, 2005 amendment to our senior credit agreement, the following financial ratios were contained in our senior credit agreement and were in effect as of our third fiscal quarter ended February 28, 2005:

•	A fixed charge coverage ratio of not less than 1.15 to 1.0 through February 28, 2005. The fixed charge coverage ratio at February 28, 2005 was calculated in substantially the same manner as it is currently calculated with the exception that consolidated EBITDA did not include an adjustment for non-recurring extraordinary professional fees and restructuring charges.

•	A total debt leverage ratio not to exceed 4.5 to 1.0 through February 28, 2005. The total debt leverage ratio at February 28, 2005, was calculated as (i) consolidated debt plus the face value of the acquisition payable to the former shareholders of Hake, to (ii) consolidated EBITDA for the then most recently ended four fiscal quarters.

•	A senior debt leverage ratio not to exceed 3.0 to 1.0 through February 28, 2005. The senior debt leverage ratio at February 28, 2005, was calculated as (i) total debt outstanding under the credit facility excluding Term Loan B plus the face value of the acquisition payable to the former shareholders of Hake, to (ii) consolidated EBITDA for the then most recently ended four fiscal quarters.

•	A minimum net worth of at least $75 million plus one hundred percent of quarterly positive net income less dividends paid and treasury stock purchased commencing with the fiscal quarter ended August 31, 2004.

Our senior credit agreement also limits our capital expenditures to $8 million for fiscal 2005 and $9 million annually thereafter, limits unsecured indebtedness we may borrow for general operating purposes to $1 million, limits capital lease obligations to $15 million and limits the amount of letters of credit we may have outstanding to $15 million.

As of our fiscal periods ended May 31, 2004, August 31, 2004 and February 28, 2005, we were in default with one or more covenants contained in our senior credit agreement. The following table presents the required and actual financial covenant measures in effect as of May 31, 2004, August 31, 2004 and February 28, 2005:

	February 28, 2005	August 31, 2004	May 31, 2004
Fixed Charge Ratio
Minimum Ratio Required	1.15	1.15	1.40
Actual Ratio	(0.20)	1.28	1.66
Total Debt Leverage Ratio
Maximum Ratio Allowed	4.50	3.25	2.50
Actual Ratio	(51.06)	3.43	3.06
Senior Debt Leverage Ratio
Maximum Ratio Allowed	3.00	3.25	N/A
Actual Ratio	(34.85)	2.31	N/A
Net Worth
Minimum Net Worth Required	$75,000,000	$75,000,000	$66,596,000
Actual Net Worth	51,657,000	84,436,000	85,715,000

We exceeded the maximum ratio allowed under our Total Debt Leverage Ratio at May 31, 2004 and August 31, 2004. We obtained waivers from our lenders with respect to both periods. In addition to obtaining the waivers, the covenants were amended. Considering our forecasted results of operations and the amended covenants, our prospective covenant calculations indicated compliance with the covenants for the upcoming twelve months at both May 31, 2004 and August 31, 2004. While our projections indicated compliance as of both dates, circumstances arose that were not anticipated in our projections.

The non-compliance with the Total Debt Leverage Ratio at May 31, 2004 was primarily attributable to operating results for the fourth quarter of fiscal 2004, which were negatively impacted by projects that experienced significant cost overruns during that period.

The non-compliance with the Total Debt Leverage Ratio at August 31, 2004 was primarily attributable to results of operations for our first quarter of fiscal 2005 being less than projected primarily as a result of lower revenues, which resulted in under absorption of our fixed costs. The decrease in actual revenues as compared to the projection was attributable to timing of revenue recognition and award of contracts. In addition, legal costs exceeded projected amounts which were based upon estimates provided by our outside counsel.

In addition to obtaining the waiver for non-compliance at August 31, 2004, we amended our credit agreement to include financial ratios in effect for future periods that we expected to attain even in the event that actual results were significantly below our then forecasted levels.

However, consolidated EBITDA, as defined in the senior credit agreement, was a loss for the twelve-month period ended February 28, 2005, which resulted in non-compliance with each of the required covenants. The loss was primarily attributable to operating results that were worse than the assumptions used to set the February 28, 2005 covenants and a $10.4 million charge for a disputed contracts reserve.

We have received waivers from our lenders for all prior specified events of default under our senior credit agreement.

The failure to comply with the terms of our senior credit agreement has required us to incur significant fees to our lenders to obtain waivers and amendments and caused us to seek alternative financing. If we were to incur a default under our senior credit agreement in the future and were not able to obtain acceptable waivers or amendments from our lenders or alternative financing on terms acceptable to us, our lenders would have the right, among others, to declare all amounts outstanding under the senior credit agreement to be immediately due and payable and foreclose upon and sell substantially all of our assets to repay such amounts.

Convertible Notes

On April 22, 2005, we completed a private placement of $30 million aggregate principal amount of our 7% Senior Unsecured Convertible Notes due 2010, which we refer to as the “convertible notes.”

The convertible notes were issued under a Securities Purchase Agreement among us and certain investors. The Securities Purchase Agreement and convertible notes provide, among other things, that the convertible notes will bear interest at a rate of 7% per year. Interest was paid in advance on April 25, 2005 for the period to and including April 25, 2007, which advance payment was $4.2 million. After April 25, 2007, interest is payable in arrears on each March 31, June 30, September 30 and December 31, beginning on June 30, 2007, at the rate of 7% per year. If we maintain a specified leverage ratio of total debt to EBITDA (as those terms are defined in the Securities Purchase Agreement) and no default or event of default exists on the interest payment date, the interest rate will be 5% per annum after April 25, 2007. If, however, we fail to refinance our credit facility on or before September 30, 2005, the interest rate will be increased by 5% per annum beginning October 1, 2005 until the date the credit facility is refinanced. Any such additional interest which becomes payable due to our failure to refinance the credit facility will be accreted to the principal balance of the convertible notes then outstanding on each applicable interest payment date for the convertible notes and on the date on which the credit facility is refinanced.

The convertible notes are convertible into shares of our common stock at an initial conversion price of $4.69 per share. The conversion price is subject to adjustment in certain circumstances.

Pursuant to the Securities Purchase Agreement, we are,

•	prohibited from making any cash dividends or repurchasing our common stock;

•	commencing 15 months after the closing of the issuance of the convertible notes, required at all times thereafter while any convertible notes remain outstanding to maintain a ratio of consolidated EBITDA to our total debt of 4:25 to 1 and a ratio of consolidated EBITDA to our total cash interest expense of 2.5 to 1;

•	restricted in the amount of debt we can have outstanding in addition to our existing debt, including a senior credit facility of not to exceed $90 million; and

•	prohibited from incurring liens on our assets, other than existing liens and liens to secure a permitted senior credit facility

We have also granted to the holders of the convertible notes a right of first refusal to purchase any common stock or common stock equivalents we propose to issue.

Under the Securities Purchase Agreement and a Subordination Agreement entered into simultaneously therewith, in certain circumstances, our obligations to the investors in the convertible notes are subordinated to our existing and future “senior obligations,” which includes all of our existing and future indebtedness under our credit facility in an amount not to exceed $90 million. As long as any of the convertible notes are outstanding, we will not be permitted to incur any debt, except for, among other things:

•	senior obligations permitted under the credit facility or the refinancing or replacement thereof, including new and replacement letters of credit, all in an amount not to exceed $90 million;

•	capital leases not to exceed $1 million outstanding at any time;

•	operating leases not to exceed $15 million outstanding at any time;

•	purchase money financing in an amount not to exceed $1 million; and

•	debt under our performance and bonding line, not to exceed $150 million.

At any time following the occurrence of an event of default under the convertible notes, the investors have a right to require us to purchase all or any part of the outstanding principal amount of the convertible notes at a purchase price in cash equal to the greater of: (A) 100% of such outstanding principal amount (except that such amount shall equal 110% in the case of any change of control transaction), plus all accrued but unpaid interest thereon and any unpaid liquidated damages and other amounts then owing to the investors, through the date of purchase, or (B) the “event equity value” (as defined in the Securities Purchase Agreement) of the underlying shares of common stock that would be issuable upon conversion of such principal amount and payment in our common stock of all such accrued but unpaid interest thereon.

Pursuant to the Securities Purchase Agreement, we have agreed to indemnify the investors, their affiliates and agents against certain liabilities.

We agreed, pursuant to a registration rights agreement entered into in connection with such transaction, to register for resale by the noteholders all of the shares of common stock issuable upon conversion of the convertible notes. The registration rights agreement requires us to file a registration statement with respect to the resale of the shares of our common stock issuable upon conversion of the convertible notes within 30 days after the closing date and to cause the registration statement to be declared effective by the Securities and Exchange Commission, or SEC, no later than the “effectiveness date,” which is defined as the earlier of (i) 120 days after the closing, and (ii) five trading days after we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments. The registration rights agreement also requires us to use our best efforts to keep the registration statement continuously effective until the earlier of (a) the date on which all of our common stock covered by such registration statement has been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or “Securities Act,” or (b) the fifth anniversary of the closing date. If we fail to satisfy our obligations under the registration rights agreement, we will owe the holders of the convertible notes as partial liquidated damages an amount in cash equal to 1% of the aggregate amount paid for the convertible notes for each such event, and thereafter on each monthly anniversary of each such event (if the applicable failure shall not have been cured by such date) until the applicable failure is cured, we will owe the note holders an amount in cash equal to an additional 1% of the aggregate amount paid for the convertible notes. In addition, the note holders could declare the entire principal amount of the convertible notes to be immediately due and payable.

Other Debt

As part of the purchase of the Hake group of companies in March 2003, we entered into an acquisition payable for a portion of the purchase price. Payments are due annually on March 7 with $1.9 million due annually in 2005, 2006 and 2007, and $2.7 million due in 2008. We made the payment due March 7, 2005 in May 2005.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may offer. We have filed as exhibits to the registration statement of which this prospectus is a part a form of warrant agreement pursuant to which warrants to purchase our common stock and any new series of preferred stock, senior debt and subordinated debt that may be authorized for issuance by our board of directors in the future will be issued. A form of each such warrant certificate has also been filed as an exhibit to such registration statement. The specific terms of any warrants we offer, including any amendments, modifications or additions to the terms of the warrant agreement or the warrants evidenced by the warrant certificates filed as exhibits to this registration statement, will be described in a prospectus supplement.

General

We may issue pursuant to the warrant agreement referred to above, warrants to purchase common stock, preferred stock, senior debt or subordinated debt, or units of these securities as may from time to time be authorized by our board of directors. We may issue warrants to purchase any of these Company securities independently or together with any common stock, preferred stock or debt securities issued by us. Any warrants issued by us together with any common stock, preferred stock or debt securities may be issued separately from such other securities or as a unit attached with such common stock, preferred stock or debt securities. We may issue warrants in such amounts or in as many distinct series as we wish. The warrants will be issued under a warrant agreement to be entered into between us and a warrant agent who will be named in the prospectus supplement relating to the warrants being offered. The warrant agreement filed as an exhibit to this registration statement will, subject to such modifications and amendments prepared by us and the Warrant Agent and described in any prospectus supplement to which such modifications and supplements relate, be the warrant agreement pursuant to which the warrants being registered hereby, will be issued. Accordingly, the description that follows pertains to both the warrants and the warrant agreement pursuant to which the warrants being registered hereby will, unless otherwise indicated in a prospectus supplement will be issued.

Specific Terms of the Warrants

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the series of such warrants;

•	the aggregate number of warrants included in such series;

•	the price or prices at which the warrants of that series will be issued;

•	the designation, amount, and terms of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants of that series;

•	if issued together as units with other securities offered by us, the date on and after which the warrants and such other securities will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants of that series shall commence and the date on which the right shall expire;

•	with respect to warrants to purchase common stock, whether or not we will have the right to call the warrants for redemptions and, if so, the terms and conditions thereof;

•	information with respect to book-entry procedures, if any;

•	any provisions for adjustment of the number or amount of shares of our common stock or preferred stock, or in the principal amount of debt securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase a series of preferred stock or debt securities, the designation of such series and terms, such as liquidation, dividend, interest rate, conversion, sinking fund and voting rights, of the series of preferred stock or debt securities purchasable upon exercise of the warrants;

•	the warrant agent;

•	a discussion, if necessary, of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the Warrant Certificates evidencing the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities issuable upon the exercise of the warrants at the exercise price set forth in, or determinable from, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or, if the warrants are redeemable, up to the close of business on the redemption date set forth in the notice given to the holders of warrants called for redemption. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt by the warrant agent of payment for the securities being purchased and of the warrant certificate evidencing the warrant properly completed and duly executed, the warrant agent will, as soon as practicable thereafter, forward the securities purchased upon such exercise to the holder of the warrant certificate or to such person as the holder may direct. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued to the holder of the warrant certificate for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including the right to vote or to receive any payments of dividends or interest on the preferred stock, common stock or debt securities purchasable upon exercise.

Warrant certificates evidencing warrants to purchase securities will be exchangeable for new warrant certificates of different authorized denominations upon satisfaction of the conditions set forth in the warrant agreement.

DESCRIPTION OF UNITS WE MAY OFFER

We may offer units consisting of two or more of the securities previously described in this prospectus, i.e., shares of common stock, shares of preferred stock, debt securities and warrants. This section describes the general terms and provisions of any units comprised of those securities that we may offer. The specific terms of any units and of the securities comprising such units that we offer will be described in a prospectus supplement.

We may offer common stock, preferred stock, debt securities and warrants registered hereby in various combinations with one another called “units.” When offered as a unit, a purchaser must acquire all of the securities comprising the unit and may not separately purchase a component of the securities included in the unit.

After purchase, one or more of the securities comprising a unit may be immediately detachable from the other securities in the unit and can be sold separately. Alternatively, such securities may not be separately detachable for a period of time following their purchase during which period the securities can only be sold together as a unit.

If preferred stock, debt securities or warrants are included in a unit we offer, we will satisfy the conditions described above with respect to those securities that are necessary to establish the terms and provisions of such securities, including filing with the SEC and incorporating by reference in this prospectus:

•	any amendment to our certificate of incorporation or any certificate of designation adopted by our board of directors establishing the terms of any series of preferred stock included in a unit or that is purchasable upon the exercise of a warrant included in a unit;

•	any resolution or indenture supplement adopted by our board of directors establishing the terms of any series of senior or subordinated debt securities included in a unit or that is purchasable upon the exercise of a warrant included in a unit; and

•	any amendment or modifications to the warrant agreement or the form of warrant certificates filed as exhibits to the registration statement of which this prospectus is a part with respect to any warrant included in a unit.

We will also describe in a prospectus supplement the terms of each of the securities included in the unit, whether or not the securities in the unit are detachable and separately tradable and, if so, when. In the event debt securities are included in a unit, we will also describe in the prospectus supplement any material matters relating to the taxation of original issue discount income under the Internal Revenue Code of 1986, as amended.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through one or more underwriters or dealers,

•	directly to purchasers,

•	through agents, or

•	through a combination of any of these methods of sale.

We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions:

•	block trades,

•	fixed-price offerings;

•	at-the-market offerings,

•	negotiated transactions,

•	put or call option transactions relating to the securities,

•	under delayed delivery contracts or other contractual commitments, or

•	a combination of such methods of sale.

We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent.

Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

•	any offering price for the securities being offered,

•	any discounts or concessions allowed or reallowed or paid to dealers,

•	any securities exchanges on which the securities will be listed; and

•	the anticipated delivery date of the securities.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (where such persons acted as agents for the purchasers in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered “underwriters” under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of ours or engage in transactions with, or perform services for, us in the ordinary course of business.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment.

We may engage Banc One Capital Markets, Inc., or J. P. Morgan Securities Inc. (in either case, our “Agent”), to act as agent or principal for offerings from time to time of shares of our common stock in one or more placements pursuant to a distribution agreement between us and our Agent. The terms of sales to or through our Agent pursuant to the distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. When acting as agent, our Agent will use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. Our Agent, in its capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

If we engage underwriters or agents other than our Agent to conduct at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and such other underwriters or agents. The terms of sales to or through such other underwriters or agents may be set out in more detail in one or more post-effective amendments to this registration statement of which this prospectus is a part. If we enter into any such distribution agreement, then during the term of such agreement we may issue and sell shares of our common stock to or through one or more of such other underwriters or agents, which may act on an agency basis or on a principal basis. In such case, we may sell shares on a daily basis in at-the-market transactions or otherwise as we agree with such other underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock.

The common stock sold through our Agent or any other underwriters or agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of common stock sold to or through our Agent or any other underwriters or agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to our Agent or any other underwriters or agents in connection with such sales of common stock. Pursuant to the terms of the distribution agreement with our Agent or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

The number of shares that we may sell in at-the-market offerings pursuant to this prospectus may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. Accordingly, we may not sell more than 1,704,724 shares of our common stock in “at the market offerings” pursuant to this prospectus.

In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. The preferred stock, warrants and debt securities that we may sell pursuant to this prospectus, and any prospectus supplement, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange as specified in the applicable prospectus supplement. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

LEGAL MATTERS

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. will pass on the validity of the securities offered by this prospectus for us. Any underwriter(s) will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended May 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Matrix pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Room. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities we may offer, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document have been summarized by us and, therefore, are not necessarily complete; however, such statements do, in our opinion, contain all information that would, in light of the circumstances under which such statements were being made, be material to an investor considering an investment in the securities being offered by us in this prospectus. We encourage each prospective investor to read each contract or document filed as an exhibit to or incorporated by reference in this registration statement. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” Our reports, proxy statements and other information may also be accessed through the Nasdaq web site at www.nasdaq.com.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than Current Reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K) until the termination of the offering made under this prospectus:

(1) Our Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

(2) Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2004, as amended by our Form 10-Q/A filed with the SEC on February 11, 2005;

(3) Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2004, as amended by our Forms 10-Q/A filed with the SEC on February 18, 2005 and June 3, 2005;

(4) Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as amended by our Form 10-Q/A filed with the SEC on June 3, 2005;

(5) The description of our common stock contained in our registration statement on Form 8-A/A, filed with the SEC on September 28, 1990, and any subsequent amendments or reports filed for the purpose of updating the description;

(6) The description of our preferred share purchase rights contained in our registration statement on Form 8-A, filed with the SEC on November 9, 1999, under Section 12(b) of the Exchange Act, File No. 1-15461, and any subsequent amendments or reports filed for the purpose of updating the description; and

(7) The following Current Reports on Form 8-K:

(a)	Form 8-K filed with the SEC on September 16, 2004;
(b)	Form 8-K filed with the SEC on December 1, 2004;
(c)	Form 8-K filed with the SEC on December 7, 2004 (other than the information furnished therein under Item 7.01), as amended by our Form 8-K/A filed with the SEC on December 16, 2004;
(d)	Form 8-K filed with the SEC on March 29, 2005 (other than the information furnished therein under item 2.02), as amended by our Form 8-K/A filed with the SEC on April 26, 2005;
(e)	Form 8-K filed with the SEC on April 25, 2005; and
(f)	Form 8-K filed with the SEC on May 12, 2005.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning our corporate secretary at the following address:

Matrix Service Company

10701 E. Ute Street

Tulsa, Oklahoma 74116-1517

(918) 838-8822